                                                                EXHIBIT 28(M)(1)

                             LINCOLN ADVISORS TRUST

                           CLASS A AND CLASS C SHARES
                          DISTRIBUTION AND SERVICE PLAN

     This Distribution and Service Plan (the "Plan") constitutes a plan adopted pursuant to Rule l2b-l under the Investment Company Act of 1940 (the "1940 Act") for the Class A and Class C shares (collectively, the "Classes") of each series (a "Fund") of the Lincoln Advisors Trust (the "Trust"). The Trust is an open-end management investment company registered as such under the 1940 Act and is organized as a Delaware statutory trust. The Funds of the Trust are set forth on
Schedule I hereto, which Schedule can be amended to add or remove a Fund from time to time.

The Plan provides that:

     l. (a) The Trust, on behalf of Class A shares, is authorized to pay to the Fund's distributor or others, out of the assets of the Fund, a fee (the "Distribution Fee") for services rendered and/or expenses borne by the distributor or others in connection with the distribution of Class A shares and a fee (the "Servicing Fee") in connection with personal services rendered to Class A shareholders and/or maintenance of Class A shareholder accounts, at an aggregate annual rate with respect to each Fund not to exceed .30% of the Fund's average daily net assets attributable to its Class A shares.

     (b) The Trust, on behalf of Class C shares, is authorized to pay to the Fund's distributor or others, out of the assets of the Fund, a Distribution Fee for services rendered and/or expenses borne by the distributor or others in connection with the distribution of Class C shares and a Servicing Fee in connection with personal services rendered to Class C shareholders and/or maintenance of Class C shareholder accounts. The Distribution Fee shall be paid at an annual rate with respect to each Fund not to exceed .75% of the Fund's average daily net assets attributable to its Class C shares, and the Servicing Fee shall be paid at an annual rate not to exceed .25% of the Fund's average daily net assets attributable to Class C shares.

     2. The Distribution Fee may be spent by the distributor or others on any activities or expenses primarily intended to result in the sale of shares of the Trust, including, but not limited to compensation to, and expenses (including overhead and telephone expenses) of, financial consultants or other employees of the distributor or of participating or introducing brokers who engage in distribution of shares; preparing, printing and delivering prospectuses (including summary prospectuses) and reports for other than existing shareholders; providing facilities to answer questions from other than existing shareholders; advertising and preparation, printing and distribution of sales literature; receiving and answering correspondence, including requests for prospectuses and statements of additional information; education of shareholders or dealers and their representatives; additional distribution fees paid to financial intermediaries or their firms or others (including retirement plan recordkeepers) who have executed agreements with the Trust, the Fund, the Fund's distributor, or their affiliates; certain promotional distribution charges paid to financial intermediary firms or others; participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance; educating financial intermediaries' personnel about each Fund and shareholder financial planning needs; placement

                                                          Lincoln Advisors Trust
on financial intermediaries' lists of offered funds; access to sales meetings, shareholder meetings for Class-specific matters, sales representatives and management representatives of financial intermediaries; participation in and/or presentation at conferences or seminars; sales or training programs for invited financial intermediary representatives and other employees; client and investor events and other financial intermediary-sponsored events; ticket charges; complying with federal and state securities laws pertaining to the sale of shares; and assisting investors in completing application forms and selecting dividend and other account options for shares.

     3. The Servicing Fee may be spent by the distributor or others on personal services rendered to shareholders of each Class and/or maintenance of shareholder accounts (but will generally not be spent on record keeping charges, accounting expenses, transfer agency costs, or custodian fees). The distributor's expenditures may include, but shall not be limited to, compensating financial intermediaries for shareholder liaison services they provide, such as responding to customer inquiries and providing information on their investments.

     4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement, including the officers of the Trust, shall furnish to the Board of Trustees, for their review, on a quarterly basis, a written report of the amounts expended under the Plan with respect to each Class and the purposes for which such expenditures were made.

     5. The Plan shall take effect with respect to each Class as of the effective date set forth on Schedule I (the "Commencement Date"); thereafter, the Plan and each related agreement shall continue in effect with respect to each Class for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     6. The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Trust, including the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Trustees shall include a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and the shareholders of each Class.

     7. If adopted with respect to a Fund after any public offering of the Fund's shares or the sale of the Fund's shares to person who are not affiliated persons of the Trust, affiliated persons of such person, promoters of the Trust, or affiliated persons of such persons, the Plan (solely with respect to distribution-related activities and/or services) must be approved by a majority of the outstanding voting shares of the applicable Class. Such approval shall constitute authorization to pay distribution-related Plan fees accrued under the Plan with respect to such shares prior to the date of such approval.

     8. (a) The Plan may be terminated with respect to a Class of a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of as majority of the outstanding voting shares of the applicable Class of that Fund, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3).

                                                          Lincoln Advisors Trust

     (b) The Plan may not be amended with respect to a Fund to increase materially the amount of Distribution and Servicing Fees permitted pursuant to paragraph l hereof without approval in the manner provided in paragraph 7 above.

     9. All agreements with any person relating to the implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

     a. That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting shares of the applicable Class on not more than 60 days' written notice to any other party to the agreement; and

     b. That such agreement shall terminate automatically in the event of its assignment.

     10. All material amendments to this Plan shall be approved by the Independent Trustees in the manner described in paragraph 6 above.

     11. The provisions of this Plan are severable for each Class of each Fund and any action required hereunder must be taken separately for each Class covered hereby.

     12. So long as the Plan is in effect, Independent Trustees shall constitute a majority of the Board of Trustees, and the selection and nomination of the Independent Trustees shall be committed to the discretion of such Independent Trustees. So long as the Plan is in effect, any person who acts as legal counsel to the Independent Trustees shall be an independent legal counsel.

     13. The Trust shall preserve copies of the Plan, any related agreement, and any report made pursuant to paragraph 4 for a period of not less than six years from the date of the Plan or of such agreement or report, as the case may be, the first two years in an easily accessible place.

     14. As used in this Plan, (a) the terms "affiliated person", "assignment", "independent legal counsel", "interested person", "majority of the outstanding voting securities" and "promoter" shall have the meanings specified in the 1940 Act and the rules and regulations thereunder; (b) the term "introducing broker" shall mean any broker or dealer who is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA") and who is acting as an introducing broker pursuant to clearing agreements with the distributor; and (c) the term "participating broker" shall mean any broker or dealer which is a member of FINRA and who has entered into a selling or dealer agreement with the distributor.

This Plan shall take effect on the Commencement Date, as previously defined.

                                                          Lincoln Advisors Trust

                                   SCHEDULE I

CLASS A SHARES

FUND                                        EFFECTIVE DATE
----------------------------------------   ----------------
Presidential Protected Profile 2010 Fund   November 1, 2011
Presidential Protected Profile 2020 Fund   November 1, 2011
Presidential Protected Profile 2030 Fund   November 1, 2011
Presidential Protected Profile 2040 Fund   November 1, 2011
Presidential Protected Profile 2050 Fund   November 1, 2011


CLASS C SHARES

FUND                                        EFFECTIVE DATE
----------------------------------------   ----------------
Presidential Protected Profile 2010 Fund   November 1, 2011
Presidential Protected Profile 2020 Fund   November 1, 2011
Presidential Protected Profile 2030 Fund   November 1, 2011
Presidential Protected Profile 2040 Fund   November 1, 2011
Presidential Protected Profile 2050 Fund   November 1, 2011

                                                          Lincoln Advisors Trust